UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ROMAN DBDR TECH ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:
Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On October 6, 2021, Dr. Donald G. Basile, the Co-Chief Executive Officer of Roman DBDR Tech Acquisition Corp., participated in an interview with the Sarson Funds' Crypto AMA session. A transcript of the interview is set forth below:

All right everybody,

Welcome to my Crypto AMA session I am your host, Johan Jamali, and with me today I've got a really special guest with me, Dr. Donald Basile.

For those of you who joined our Crypto AMA sessions before, welcome back. For those that are joining for the first time, again I'm Jahan Jamali, I'm the CMO and co-founder of Sarson Funds and today I've got a great guest, my good friend Dr. Donald Basile, the CEO of Monsoon Blockchain. Welcome Don.

Thanks for having, me great to see you man you're looking beautiful.

Oh thanks very much, you know, I've got this great jacket on, we're gonna, we're gonna talk about Bitcoin Latinum here in a second. More than just about the fact you guys have the best swag in the, in the, Crypto Market.

Gucci baby, Gucci, come on.

I love it I love it.

So let's get the audience familiar with Monsoon Blockchain. Tell me a little bit about Monsoon and the spaces that you guys playing in the markets, that you guys have been tackling.

Yeah Monsoon's a consultancy. It helps companies adopt Blockchain technologies on a global basis. We've certainly been involved in a number of different industries but certainly media gaming, telecommunications, cloud storage are, you know, areas that we've focused on over the last few years.

Now gaming has obviously been a hot topic as of late and media as well, but i feel like media has been getting into a bit slowly compared to like the gaming space and the art space. Let's talk about the size of the market here with gaming and the opportunity. Can you give the audience a little bit of insight as to really how expansive this could potentially be for Blockchain Solutions?

Well, you know, let's think about the computer gaming side of the market. You know there's two markers to gaming, there's theater gaming and there's the gambling betting side of gaming. Both of them are very very large going on. But in the computer side gaming, you know, it's a 120 billion dollar-a-year industry but 80-plus percent of those transactions are in-game. You have over three billion active gamers that do in-game transactions so it's, you know, today we're in the infancy. December of last year we estimated maybe 50 million crypto wallets out there. By this end of last month of September probably 200 million and my view is next 24 months to be 2 billion. And if the gamers take it up there'll be a large number of those folks.

Oh absolutely. So what's stopping them now from using uh using protocols like you know Ethereum robustly within game purchases is there sort of some preventative aspects of how those protocols work that are really not expanding into the gaming community maybe as much as it could right now?

I think, you know, it comes down to speed and cost. So you know they're amazing technologies, have been around for a number of years and they're sort of gen 1, gen 2 technologies but we look at an in-game transaction might be a couple dollars or, you know, less than a dollar, a couple dollars, ten, twenty, even a hundred dollars. You got a network fee six, eight dollars sometimes the gas fees spike to one-hundred or more, it's just impractical. Additionally, you know, it might clear in a few minutes or it might take a couple hours to clear so it's not transaction, a retail transaction’s happening. So, you know, a number of impediments there: people want the transaction to complete, they want the fee structure to be reasonable to happen, and that's really where there's a gap in the industry for broad adoption.

Yeah i mean that's, you know, sort of the argument I've always made. You know I understand like Bitcoin and the Lightning network is making some significant progress but, you know, I don't think anybody's going to be, you know, wanting to wait still 10 minutes for an in-store transaction, never mind an in-game transaction. So this is really where one of Monsoon's projects really stands out to me. Let's talk a bit about what's happening with Bitcoin Latinum.

Yeah, so you know Bitcoin Latinum project grew up of a number of clients and companies that approached Monsoon Blockchain to say “Can you make us tokens to address things we want to do in the gaming industry, in the media industry, to go directly to consumers, to have transactions occur.” And they listed a number of concerns they had: transaction speed, transaction costs, they wanted it on chain, I mean, there's a lot of network solutions, Lightning being one of them. It's not on chain, though, so you can't independently verify it. It’ll eventually get there.

So they wanted a transaction medium like that. They also wanted value, they wanted there to be something behind the coin because, you know, in general there's nothing behind any of these coins, put aside any of the coins that actually trade and promote and have asset value. So is there going to be something there if i actually exchange my good or service in this transaction tomorrow?

So, well, Latinum grew out of that desire to go ahead and have a network that was a credit card speed or faster, network that could do high-transaction load and low-transaction cost be an on-chain technology and address that particular use case. And from that evolved to have a couple more characteristics we'll talk about which we think are very unique and powerful for Bitcoin Latinum.

Now there's…you guys made some algorithmic enhancements to Latinum compared to the Bitcoin core fork is that correct?

Yeah so, you know, certainly we made the ones that are necessary for the speed and the performance to occur and to do so reliably, and that's really important. And to do so on chain reliably so we can do three-second transactions or less, we can do high transaction rates, we can do low-cost. But i think also additionally, you know, we looked at where the world was kind of a little bit concerned about Blockchain technology and they said, “Listen, we don't like the power usage.” So we went ahead and implemented proof of work which is…sorry, proof of stake as above proof of work, which is a country of technology that Theorem is going to adopt in next one to two years. They say well we did it now so we use essentially no power we're part of the Crypto Green Initiative uh for zero carbon footprint, we think that's important as well. As Crypto becomes broadly used we don't want to be consuming cities and cities worth of power to go ahead and do transactions.

Now one of the aspects of Bitcoin Latinum I also found really intriguing was the governance model. You guys give a lot of control to organizations that want to use Latinum in terms of delegated governance.

Yeah so you know we try to address two issues. One is a lot of risk and a lot of around 51 percent attacks. You know pure democracy it's really never worked in human history. When you have that you have a tremendous amount of risk, so adopting a party system where there is representative governance in the model, where there is a necessity for you to meet a set of criteria before you're allowed to be in that verification network I think is very important. And so we've adopted a model like that to where there is representative government. There's a highly reduced potential of 51 percent attacks to occur, which has taken down many networks. Yet at the same time it's a distributed governance model and with the proof of staking, you know, as the coin is more widely distributed the staking model allows that governance to occur in the network in a highly distributed fashion.

One of the examples I think that we talked about a while back, one of our conversations and I think this would really drive it home for our audience when we talk about, you know, in-game transactions and we're, you know, there's obviously the in-game transactions in a video game but let's talk about what's happening inside of a casino in the real world still, so to speak. How would this affect someone that an organization that is in the gaming space like a SANS or an MGM?

Well listen let's look at gaming in general. First of all, gaming is moving online more and more whether it's dead MGM or Winbats, etc so people want to be able to bet more. A number of law changes have happened over the last few years allowing greater amounts of betting in more states on more sports, more capability. So there's a pent-up demand, a lot of it's happened offshore. I want to be brought back onshore. You look at Crypto as a general asset class. You know Crypto is just more efficient. If you have a Crypto asset that has a low cost transaction fee, now you're talking about being able to bring your bets in Crypto, being able to make your bets in Crypto, and being able to interchange them very quickly between buyer and seller. Then think about the smart contract aspect. Now the smart contract aspect basically says that you can verify the on-chain transaction. We can make a bet and it's independently verified and done. So I can make a bet with you about how many touchdowns Tom Brady is going to throw or who's going to win the Super Bowl. It can go into a transaction settle Latinum into a smart contract that's out there and it settles up. We don't need any intermediary. Any of you have been to Vegas or other places and placed your bet in cash and tried to get it back you know it's a totally inefficient system, so we really think that Crypto really fits well with gaming and gambling both in the traditional sense but also in the peer-to-peer sense. In a peer-to-peer sense we think is going to be the biggest gaming market going forward in the world.

Now you guys design Latinum with a high level interoperability with other tokens, right?

So listen you know Latinum as a currency aims to allow at point of sale for you to interchange a large number of tokens into Latinum. So you look at Latinum first independently as a currency in itself and that's a network of currency with the interop with the ability of on-chain transactions and the immutability of the network, that's important. But as we look at the adoption of Latinum one of the things we do is work with whether it's a gaming vendor, a media vendor, a restaurant chain like the H wood group to allow them to adopt at that point of sale. At that point of sale it's very important to take large numbers of currencies and coins and so that's an additional aspect we looked at as saying “Listen, let's make it easy for folks to go ahead and have an interchange currency like Latinum to be able to use in those transactions where it has a low fee. So that's another mission of the foundation is in the adoption space.

Now I know we've talked quite a bit about the gaming space but what other markets do you think Latinum is looking to penetrate and bring adoption through to?

Yeah and let me not get off again without talk about NFTs. You know, I heard a great quote the other day. I was at a charity event and they said, “Listen, last summer my grandmother didn't know what the NFT was and now she does.” I mean that's how explosive it's been from a digital asset and the NFT essentials of Blockchain technology. But as many of us know, the minting of NFTs and Ethereum is so expensive that we can't really use it and practically anymore, even though it's derived from a theorem itself. So looking at Latinum as a currency for use and interchange and buying of entities and empty is going to be incredibly important in gaming, incredibly important in the media industry. So it's very very important to us to be in that area but Latinum is broadening out. We mentioned a deal that's publicly announced in the hospitality industry, so that's an industry where, again the dynamic, the crowd they want to reach is a young dynamic. Okay it's a sub-30 dynamic, in general, that they want to reach and market to and those folks don't want non-digital transactions they want to run their life completely digitally, they don't want cash, they really didn't want these credit cards with these very very high fees, they want to make a digital transaction happen. So those forward looking organizations, whether that be in hospitality, whether it be parking, (we're going to announce something in parking very soon on the other side of the world) they want to go ahead and transact in a digital currency. And that's how they want to live their life and so we really think as you make the transaction fees low enough and you make the speed high enough that really all these different-use cases were today: quarters for your meter, credit cards going in, it doesn't make any sense. They're all going to be done digitally and you want a transactional currency. we believe Latinum would be a great choice for you that allows you to go do that.

Obviously we're talking with an upcoming generation here and one of the things that's really important is…back to sustainability for a second. So can you tell us just a little bit more about the sustainability effort. Because we have a question here in the group on what the sustainability effort looks like and how Latinum is modeling what the future of blockchain should really be modeling towards in terms of environment

And we publish some of the numbers, you look at the kilowatt usage to get a transaction done in Ethereum or to get a transaction done in btc, it's a tremendous amount of energy compared to this very very very tiny amount of energy that that goes within the Latinum network so I think you know these transactions don't need to be high-power, don't need to impact the environment to actually be safe, secure on the blockchain on-chain. I think that's what we're showing. Listen, the folks at Ethereum know they want to get there but it's very very hard to change the airplane when it's flying all around the world simultaneously and so we thought we'd take the opportunity because we were pre-launched to go ahead and put in the future propelling technology which is proof-of-stake and we think it's very very important. We expect the majority of currencies will adopt a proof-of-stake model to reduce the power footprint and Crypto in general green technology versus power hungry technology.

Now we have a few questions coming in so I want to make sure that we get to them. So we have a question here from Marshall and…talking about, “It would appear the capabilities offer faster, more efficient utilization in a gaming or retail space then others. Would this help the speed of adoption mainstream?” Do you see this helping the adoption in retailers in general beyond just sort of the metaverse and beyond some of the examples?

Well we don't think the currency was enough so in our public SPAC, Roman DBDR we bought a company called CompoSecure that's in its final, it's that's a publicly disclosed event, it's in phase of the merger and CompoSecure makes metal credit cards. That makes the majority of the world's metal credit cards 80 to 90 percent of those in the world what we did with Secure is put a cold storage wallet in there so that credit card form factor is now a cold storage wallet. So it holds your Crypto Keys giving you security and you can use it with your phone, your biometric, a pin and tap it to the back of your phone just like tap to pay. And we also we believe retail terminals will adopt that same to pay Crypto capability. So now you take the security of a product uh the consumer version is called Arculus you can also buy it through other retail channels under their branded name, you take that security capability at three factor authentication, you marry it with a high performance crypto technologies low cost and high speed. Now you have the recipe for retail adoption, now you have the ability to go ahead and drive those things forward. So from an overall ecosystem build, we've looked at a number of different areas from Monsoon's perspective, from a Latinum perspective, from the DBDR perspective of Compo Arculus and a couple other things we're doing with our additional specs to help build that ecosystem to make it possible for widespread retail adoption of Crypto. And we think as you put all these pieces together you have the conditions now where the retailers, whether the online or offline, are going to be able to over the next couple years support that movement of what we believe is another two billion people into the crypto system.

Now Arculus is available right now online and one of the things that really struck me about Arculus, talk to me about the authentication system, which i think is really innovative.

Listen I think it's an amazing product, it's trying to make it like one-click shopping on amazon one-click transactions yet be highly scored. So the Arculus card is a metal credit card a form factor credit card form factor, your keys are generated on that card they never leave the card, there's no battery, there's no network connection, highly safe. You combine it with a biometric or pin from your phone, so biometric on your face, your finger depending on android or apple ecosystem, a pin and that card and that unlocks the crypto wall to allow you to go ahead and move that, that technology. So it's amazing simplification of the cold storage area. Listen cold storage has been around for a few years. There's some very interesting devices they're very hard to use we all have some of them but now this has made it simple and easy and there's 13 billion credit cards in the world. Everybody knows how to use one. We all are learning how to use the quick tap to pay and so this is very secure, highly secure, and capable for you and as Jahan said this has just become available in the retail channel, you can go there and buy it. The cards are shipping now into the marketplace so it's very very exciting to have that built in and we really look forward to you know that contribution to the ecosystem. I think it was Jack Dorsey or someone from Square said a couple months back in June, hardware-based security technology well all technology is necessary for retail adoption and we tend to agree

And for those of our viewers just to let them know you can get Arculus now online and the website is getArculus.com and you know we think it's fantastic technology and you know Don as you as you were saying before, Compost Secure they're not new to the high technology hardware game when it comes to premium cards, are they?

Twenty years in business JP Morgan cards, American Express’s cards, Crypto.com’s cards, Gemini's cards, N26, Revolute, Capital One, I can go on and on. They are the premier provider, they make the vast majority of the world's cards. They are audited every year by Visa, by Mastercard, by American Express, and they're factors, they're a trusted provider. Of course you're going to put your money on this, you're going to want a trusted provider. You want to provider that Mastercard, Visa, American Express trust, the bank and payment networks trust and that's why it's a wonderful company. They can scale and make tens of millions of these cards and actually really and more and really service the ecosystem. And this is really, I think, very very important to that widespread adoptions. We've seen almost every week they're hack there's just an article on I think Coinbase released over 6 000 their accounts were hacked from the outside or from spoofing the company itself but outside. If you have your keys, no one can get your Crypto. South Africa the entire 3.2 billion dollars of the exchange was taken overnight, so having securing your keys is very very important and we think is a tremendous product that's in there. And of course Latinum and once it launches live will be available native on the card as well.

So Arculus is going to support a variety of tokens as well right? So Latinum of course is going to be supported. What other tokens is the Arculus wallet going to…

It initially launches with the big two BTC and ETH and then when Latinum goes I'll be added. But over time, and there's a road map on the site, over time more of the tokens will be directly supported but Arculus has built into it Crypto-to-Crypto and Crypto-to-Fiat exchange capability so while the wallet natively supports a couple of tokens native and native chain-to-chain transactions you can do exchange and Fiat Crypto transactions off your wallet through a partner network so it actually is very very versatile from day one.

Now would you consider the current cold storage wallet capabilities out there to be competitive or is this completely different in terms…

This is a completely next generation. Listen, there are cold storage technologies they have a number of you know first easy-to-use issues very high but they have also risk issues: they have to plug into a charger, they connect to networks, bluetooth or others, there's a lot of vulnerabilities to them so they're hard to use and they are vulnerable. Arculus is very very simple to use I mean it's amazingly simple to use and it's highly secure, that's the best in class security element on the EL6-plus element on it, again the keys are generated on the card, never leave the card encrypted NFC, transaction just signs it. No battery, no power, and of course if you lose it you replace it like your credit card, you just get another one it's invalidated. So it's really an amazing leap forward and it's one that we think possible now to have hundreds of millions if not billions of users adopt because we all know how to use the credit card technology, we all have them, we have a place for them in our wallet, we all know what to do with them. And so pairing that with the phone three-factor authentication really advances security to a whole another level and we think that's very very important for you and I and everyone else out there who doesn't want our Crypto hacked or stolen or lost in a hot wallet or a warm wallet on the exchange or on our website. How about your NFT? Do you really want to risk your NFT being out there? You buy that NFT, it's a hundred dollars today but it's ten thousand dollars tomorrow? Or do you wanna hold that NFT on your wallet? I think you're gonna wanna hold your NFT so even more so than your Crypto. Your NFT, your valuables that are irreplaceable, you don't want those lost hackers stolen and moved away from you. So we really believe this incredible part of the overall ecosystem and we're very very pleased to have you know bought Copper Secure as part of our spat transaction and have Blackrock, the 10 trillion dollar asset fund, lead the pipe transaction so I think those guys are pretty smart as well.

Now I've always believed that for large-scale Crypto adoption there needs to be a familiar look and a feel and especially for older Americans and older folks around the world that might find some of the technology aspects intimidating like in my current cold storage wallets that are available today. Which is part of the reason I love Arculus so much, but if someone has some Crypto on a Coinbase account or on our other exchange, can they see their cold storage wallet with Arculus by moving it over, is that…

Absolutely. Simple, it's just as easy transaction you get addressed Arculus, you send it over, it's done. It's that simple. Now listen I think over time the major exchange the world will adopt Arculus technology and make it available to their users directly. But today it's available directly from the manufacturer out to you and it's very very simple and easy for you to move and hold your Crypto that today sits in a hot wallet or warm wallet onto the Arculus cart and it's very easy if it's one of the chain transactions, Bitcoin, Ethereum, Latinum to move it off it back into an exchange wallet for trading or to use the native features that are built into the Arculus wallet Again you can do Crypto-Fiat and Fiat-to-Fiat natively from the wallet as well.

All right so for folks I want to get a look at Arculus they've got some great material up, so just go to getArculus.com to learn a little bit about a little more and you can order one for yourself. I like to have a variety of different wallets to try I'm always looking for new technology so I can't wait for mine to arrive. So I do want to talk a little bit, we've got a couple more minutes left…back to Bitcoin Latinum for a second. It's going to be a big fall for Crypto I think everybody's sort of catching that vibe, you guys have an exchange listing coming up so let's talk about your exchange listing and what the roadmap looks like to broaden beyond that initial exchange listing.

We're targeted 10/21/21 on Digifinex, we're very excited for that. Our first listing the live of the Network. It's followed up by five more international exchanges before the end of the year and then we like to be in Q1 if we can, but certainly early next year on the US exchanges as well. So we're very very excited about the plan, we'll be making a couple more exchange named announcements in the next seven to ten days as we lead into the Digifinex announcement, so really exciting time for us to actually have that exchange. At the same time as we go to the exchange we'll start to bring up the retail network, so we'll begin to go ahead and plug it in and make it available at the retail sites and NFT sites around the country so for us it's a tremendous fall, incredibly exciting time in Latinum after a couple of years in the development phase we finally get to launch this project live in the world.

Yeah we're really excited for you too and that's going to be later on in October right? 10/21/21. All right Don I got one more question for you as we start to wrap up here. Bitcoin Latinum is it a Bitcoin killer?

No I don't think so. Listen to me, Bitcoin is a big daddy, it's a gold bar okay? It's an asset you hold, you don't go walk around with your gold bar and shave some flakes off it and try to buy yourself a cup of coffee or watch a movie. And yet you know it's still, it's a great asset. So listen obviously we have BTC, we love having BTC, we love watching more institutional adoption but let me say one thing about Latinum that we hadn't mentioned. One is there's an asset backing to it from day one so there's a backstop to it, unlike most currencies. But I think really really interesting about Latinum is that that network fee that's paid it's much lower than Bitcoin or Ethereum, but 80 percent of that fee goes back into the fund. So every time there's a transaction, the fund value increases and the more the network is used the faster it increases it heads towards exponential increase. So it's a true network effect self-inflating currency. And I really think that that's what's important is that in Latinum, if you use Latinum you make everybody more value in Latinum okay? So you can hold it or use it, you make it more valuable, more valuable, more valuable because that asset fund is growing and so it's really, to me, it's like if we got paid every time they put an ad next to us on the Facebook page and we actually got the piece of that money they get and actually put it back to where everybody could generate and see that. Which is not the case today, that's what Latinum allows you to do and I'll finish with saying Latinum is only a pure currency. There's no side company next to it, there's no company taking venture funds and raising money and exiting like Solana or these other companies out there. If you're going to make money with Latinum you have to hold Latinum and use Latinum otherwise there's no other way to do it. So we really tried to make it a pure Cryptocurrency just as BTC is itself.

And let me just add one more point, too, that I think is really important because we've talked about making people feel safe. Insured. Is this the world's first insured digital asset?

I always be careful about the word “first” because you can find one under a rock anywhere, but certainly I think one of the first if not the first well-known one. We're very pleased to have Marshawn Cullen, the world's largest insurance broker arranging that insurance at the fund level and we're working with Marsh to bring that insurance all the way out to the end retail level. So it's a really really exciting time and I think that's another aspect of broad adoption is insurability. As you see insurability, you know that broad adoption is going to come.

All right well thank you very much Don, it's been a pleasure having you on the show tonight. Dr. Donald Basile, CEO of Monsoon Blockchain Corporation. We talked about the Bitcoin Latinum, we talked about the Arculus wallet at getarculus.com. It's been a pleasure having you, I think these are tremendous advancements in pushing forward the greater adoption of Blockchain Technology and digital assets, and we wish you the best. We think it's going to be an exciting fall and beyond for you,

Thank you, really appreciate your time Jahon. You're a visionary and thank you so much.

Thank you so much take care, take care everybody thanks for joining in.

About CompoSecure

Founded in 2000, CompoSecure is a pioneer and category leader in premium payment cards and an emergent provider of cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. ArculusTM was created with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, swap and store cryptocurrency. With a strong background in security hardware and financial payments, the ArculusTM solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit www.GetArculus.com.

About Roman DBDR Tech Acquisition Corp.

Roman DBDR is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr. The Company’s experienced board of directors includes former NVCA Chairman and longtime venture capitalist Dixon Doll, Global Net Lease (NYSE: GNL) CEO James L. Nelson, former fund manager Paul Misir, investment banker and investor Arun Abraham, and entrepreneur Alan Clingman. For more information, please visit www.romandbdr.com Roman DBDR raised $236 million in its initial public offering (inclusive of underwriter’s exercise of over-allotment option) in November 2020 and is listed on Nasdaq under the symbol “DBDR”.

Forward-Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements regarding Roman DBDR’s or CompoSecure’s expectations, hopes, beliefs, intentions or strategies regarding the future, including, without limitation, statements regarding: (i) the ability of Roman DBDR and CompoSecure to complete the proposed merger described in the Press Release, (ii) the size, demand and growth potential of the markets for CompoSecure’s products and CompoSecure’s ability to serve those markets, (iii) the degree of market acceptance and adoption of CompoSecure’s products, (iv) CompoSecure’s ability to develop innovative products and compete with other companies engaged in the financial services and technology industry and (v) CompoSecure’s ability to attract and retain clients. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this Press Release, and on the current expectations of CompoSecure’s and Roman DBDR’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, a prediction or a definitive statement of fact or probability. Neither Roman DBDR nor CompoSecure gives any assurance that either Roman DBDR or CompoSecure will achieve its expectations. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CompoSecure and Roman DBDR. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Roman DBDR’s and CompoSecure’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the proposed merger; the inability to recognize the anticipated benefits of the proposed merger, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed merger. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the preliminary proxy statement on Schedule 14A (the “Proxy Statement”) relating to the proposed merger filed by Roman DBDR with the U.S. Securities and Exchange Commission (the “SEC”) and the definitive proxy statement and other documents filed by Roman DBDR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Roman DBDR or CompoSecure presently know or that Roman DBDR or CompoSecure currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Roman DBDR’s and CompoSecure’s expectations, plans or forecasts of future events and views as of the date of this Press Release. Roman DBDR and CompoSecure anticipate that subsequent events and developments will cause Roman DBDR’s and CompoSecure’s assessments to change. However, while Roman DBDR and CompoSecure may elect to update these forward-looking statements at some point in the future, Roman DBDR and CompoSecure specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Roman DBDR’s and CompoSecure’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this Press Release is based on the estimates of CompoSecure and Roman DBDR management.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Roman DBDR has filed a preliminary proxy statement with the SEC. A definitive proxy statement will be sent to stockholders of Roman DBDR seeking approval of the proposed merger. The documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting CompoSecure at: Marc P. Griffin, ICR for CompoSecure, 646-277-1290, CompoSecure-IR@icrinc.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Roman DBDR. CompoSecure, Roman DBDR and our respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Roman DBDR’s stockholders in connection with the proposed merger. Information regarding the names and interests in the proposed merger of Roman DBDR’s directors and officers is contained Roman DBDR’s filings with the SEC. Additional information regarding the interests of potential participants in the solicitation process has also been included in the preliminary, and will be included in the definitive, proxy statement relating to the proposed merger and other relevant documents filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

####